Exhibit 3.42(d)
lExhibit 3.42(d) LIMITED LIABILITY COMPANY AGREEMENT
REDI-MIX, LLC This Limited Liability Company Agreement (this ‘Agreement”) of Redi-Mix, LLC (the “Company”), a Texas limited liability company, by Alberta Investments, Inc. (the “Member”), a Texas corporation, is effective July 3, 2007.
Recitals A. The Company was formed on June 27, 2007 under the name Redi-Mix Subsidiary, LLC by its members Atlas Investments, Inc., a Nevada corporation, and Redi-Mix Management, Inc., a Texas corporation (the “Founding Members”), each of which is a wholly-owned subsidiary of the Member.
B. Effective June 30, 2007, Redi-Mix, LP, a Texas limited partnership, merged with and into the Company, with the Company surviving.
C. Effective July 2, 2007, the Company changed its name to Redi-Mix, LLC. D. Effective July 3, 2007, the Founding Members distributed their respective membership interests in the Company to the Member, which as a result owns 100% of the membership interest in the Company.
Agreement 1. Formation, Name; Place of Business.
(a) The Company’s formation date is June 27, 2007, the filing date that the Texas Secretary of State has assigned to the Company’s Certificate of Formation (the “Certificate”), and the Company will remain in existence until it is wound up in accordance with this Agreement and the Texas Business Organizations Code (the “TBOC”) and a certificate of termination is filed with the Texas Secretary of State.
(b) The name of the Company is Redi-Mix, LLC, and the business of the Company may be conducted under that name or any other name that the Members determine is appropriate. The officers of the Company shall make any necessary filings in connection with the use of any assumed names.
(c) The principal place of business of the Company is 1445 MacArthur Drive, Ste.136, Carrolton, TX 75007, but the Members may establish substitute or additional places of business.
2. Purposes. The Members have formed the Company for the purpose of conducting and transacting any and all lawful business that may be conducted and transacted by a limited liability company under the TBOC.
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3. Contributions and Loans. (a) Members may make contributions of any tangible or intangible benefit, cash or other property to the capital of the Company at any time. Each Member’s membership interest is listed on schedule A (attached and incorporated into this Agreement), which the Members should update as necessary.
(b) The Members may extend loans to the Company. Loans made by Members to the Company are not considered capital contributions. The Members have exclusive authority to determine whether the Company will borrow funds from a Member and to negotiate, on behalf of the Company, the terms and conditions of any loan. No Member has any obligation to loan funds to the Company at any time.
4. Management; Meetings. (a) The powers of the Company shall be managed under the direction of the Members in accordance with this Agreement and the TBOC. Unless otherwise provided in this Agreement or under the TBOC, where this Agreement provides that any certain action may be taken, or determination made, by the Members, the action or determination requires the approval of Members holding, in the aggregate, more than a 50% membership interest (a “Majority in Interest”).
(b) Any Member, in transactions with third parties, has full authority to act on behalf of the Company in the management and operation of its affairs. No third party dealing with any Member is required to inquire into his authority to make any commitment on behalf of the Company, or to inquire into the purposes for which any loan is sought by the Company, as it will be conclusively presumed that the proceeds of any loan are, and will be used, for the purposes authorized by this Agreement, or to determine any fact bearing upon the existence of such authority or purpose. Additionally, no purchaser of any property or interest owned by the Company is required to determine the exclusive authority of any Member to sign and deliver on behalf of the Company any conveyance instrument, or to apply or distribute revenues or proceeds paid in connection with any conveyance instrument.
(c) Members holding more than a Majority in Interest constitute a quorum for the purposes of transaction business at a meeting of Members. However, the affirmative vote of a Majority in Interest of all Members is required to approve an act of the Members, unless the TBOC requires otherwise.
(d) Meetings of the Members may be called at any time by the holders of at least a 20% membership interest. The President or other officers must give the Members at least 3 days prior written notice of a meeting (which they may waive). All meetings of the Members will be held at the principal place of business of the Company or at a place (which need not be in Texas) specified by the President in the notice of the meeting.
(e) Members may hold meeting by using conference telephone or similar communications equipment, or another suitable electronic communications system, including videoconferencing technology or the Internet, or any combination, so long as each person
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participating in the meeting can communicate with every other person participating in the meeting. (f) Any action required or permitted to be taken at any meeting of Members may be taken without holding a meeting, providing notice or taking a vote, if a written consent or consents stating the action to be taken is signed by the Members holding at least the minimum membership interest that would be necessary to take the action at a meeting at which each Member was present and voted.
(g) The Members may appoint officers. Unless the Members decide otherwise, officers are delegated the authority and duties that are normally associated with that office in corporations organized under the TBOC (and its predecessor statute, the Texas Business Corporation Act), subject to any specific delegation of authority and duties made to the officer by the Members. Each officer holds office until his successor is designated and qualifies or until his death, resignation in writing or removal. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Members and will be reasonable with respect to the services rendered. Officers may bc removed by the Members at any time.
(h) The Members are not liable to the Company or any other Member for any mistake of fact or judgment in exercising the authority conferred in this Agreement that results in any loss to the Company or the Members, or for any act as a fiduciary in good faith performed, or omitted to be performed, whether with or without the advice of legal counsel.
(i) The Members and the officers of the Company are entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service to the Company.
5. Fiscal Matters. (a) The Company’s fiscal year is the calendar year. The Members may, at the Company’s expense, engage accountants to keep and audit the books and records of the Company, prepare tax returns, and perform other accounting services for the Company.
(b) Company funds may be deposited in the name of the Company or under any assumed name of the Company in an account or accounts maintained at a national or state bank. Checks drawn upon the Company may be signed by any Member or any authorized officer, employee or agent of the Company.
• (c) The Members must cause to be prepared and filed all tax returns and statements, if any, that nmst be filed on behalf of the Company with any taxing authority.
6. Limited Liability; Indemnification. (a) No Member is liable for the debts, obligations, or liabilities of the Company (whether arising in contract, tort, or otherwise), including under a judgment, decree, or order of a court or arbitrator. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers of management of its business or affairs under this
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Agreement or the TBOC shall not be grounds for imposing personal liability on any Member for the debts, obligations, or liabilities of the Company.
(b) The Company must indemnify, defend and hold harmless the Members, and all of the Members’ personal representatives and agents, from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and reasonable attorneys, fees), damages and causes of action of any nature whatsoever arising out of or incidental to the management of the Company affairs, except where the claim at issue is based upon:
(I) the proven gross negligence or willful misconduct of the indemnified party; or (ii) the proven breach by the indemnified party of any material provision of this Agreement.
The indemnification rights contained in this Section 6 are cumulative of, and in addition to, any and all rights, remedies and recourses to which the indemnified parties described in this Section 6 are entitled, whether under some other provision of this Agreement, at law or in equity.
7. Transfer Restrictions. No Member may sell, assign, convey, transfer, pledge or hypothecate, by operation of law or otherwise, its membership interest in the Company without the unanimous written approval of the Members. Any transfer or attempted transfer of all or any portion of a Member’s interest in the Company in violation of the foregoing provision is void ab initio.
8. Additional Membership Interests. The Company may, with the unanimous consent of the Members, issue additional membership interests to a new member or increase the membership interest of an existing member. To be admitted to the Company as a Member, a person who makes a capital contribution to the Company and acquires a membership interest issued by the Company must furnish to the Members an acceptance, in form satisfactory to the Members, of all the terms and conditions of this Agreement and any other documents the Members require. Member admissions become effective on the date that all of the Members determine, in the sole discretion of each, that those conditions have been satisfied. Upon the admission of a new Member pursuant to this Section 8, the Members must revise Schedule A to reflect the adjustments to the Members’ respective membership interests.
• 9. Winding Up and Liquidation. (a) The first of the following conditions to occur will automatically require the winding up of the Company:
(i) the express written consent to winding up of all Members; (ii) the sale or other disposition of all or substantially all of the Company’s assets;
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(iii) the termination of the continued membership of the last remaining Member, unless within 90 days his legal representative or successor agrees to continue the Company and to become (or to designate another person who agrees to become) a Member of the Company effective as of the date of the termination; or
(iv) the occurrence of any other circumstance that by law requires the Company to be wound up. (b) Upon an event requiring the winding up of the Company, the Members (or, in the event of 9(a)(iii), the legal representative or successor of the last remaining Member) or another person selected by the Members must act as a liquidating trustee (hereinafter referred to as the “Liquidating Trustee”) and must inimediately proceed to wind up the business of the Company. The Liquidating Trustee may determine, in its sole discretion, which Company assets it will attempt to liquidate and which ones it will distribute in kind to the Members. The Liquidating Trustee must distribute the net proceeds from the sale of the assets of the Company and all remaining unsold assets of the Company in the following manner and order of priority:
(i) first, in payment of all liabilities of the Company to creditors other than the Members; (ii) then, in payment of any loans which have been made to the Company by any Member; and
(iii) to the Members in proportion to their membership interests. 10. Miscellaneous.
(a) This Agreement and the obligations of the Members are governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle which might refer their construction to the laws of another state.
(b) This Agreement and all of its terms, provisions and conditions are binding upon and will inure to the benefit of the Members, and their respective legal representatives, heirs, successors and assigns; provided, however, that nothing contained in this Section 10(b) negates or diminishes the restrictions on assignment in Section 10.
(c) References in this Agreement to Sections, unless otherwise stated, refer to Sections of this Agreement.
• (d) This Agreement contains the entire agreement among the Members relating to the internal operations of the Company, and all other agreements related to that subject are terminated. No party is entering into this Agreement in reliance on any prior oral or written statement of any other party.
(e) Any amendments to this Agreement must be in writing and signed by all of the Members. 5
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(fj This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same page. All counterparts are constnied together and constitute the same instrument.
(Signatures appear on next page.] 6
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• The Member has executed this Limited Liability Company Agreement of Redi-Mix, LLC to take effect as of the date specified in the preamble.
ALBERTA INVESTMENTS, INC. Name: &i4 . U
Title: V12 4. 7
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Schedule A Membership interests
Membership Member Name Interest
Alberta Investments, Inc. 100% Schedule A to Limited Liability Company Agreement
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